Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	April 19, 2004

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS
RECORD EARNINGS FOR THE FIRST QUARTER;
FIRST QUARTER NET EARNINGS UP 40%

     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced record quarterly net income of $11.6 million for the quarter ended March 31, 2004, an increase of $3.3 million, or 40%, over the $8.3 million recorded in the first quarter of 2003. On a per share basis, net income for the first quarter of 2004 totaled $0.54 per diluted common share, a $0.09 per share, or 20%, increase as compared to the 2003 first quarter total of $0.45 per diluted common share. The lower growth rate in the earnings per share as compared to net income was primarily due to the issuance of 1,377,108 additional shares of common stock at the end of September, 2003, the issuance of 670,875 shares of common stock at the beginning of October, 2003, for the acquisition of Advantage National Bancorp, Inc. and the issuance in early December, 2003, of 257,202 shares of common stock for the acquisition of Village Bancorp, Inc. The return on average equity for the first quarter of 2004 stood at 13.10% versus 14.51% for the first quarter of 2003.

     “We are very pleased with our results and progress in the first quarter of 2004. The results include a full quarter of results from both of our initial bank acquisitions,” commented Edward J. Wehmer, President and Chief Executive Officer. “We are very pleased with the local market acceptance of the Wintrust operating philosophy in both the Advantage National Bank locations in Elk Grove Village and Roselle and the Village Bank and Trust locations in Arlington Heights and Prospect Heights.” Mr. Wehmer added, “Advantage National Bank has grown $64 million in deposits while Village Bank has grown $39 million in deposits since their affiliations with Wintrust. The growth rates for both of the acquired banks exceed those obtained by the traditional de novo banks in their first year that the Company has started. Through the efforts of each of our employees, we are comfortable with the existing range of the analysts’ earnings estimates for 2004 of $2.25 to $2.40 per share.”

     During the first quarter the Company opened the Wayne Hummer Bank, a branch of North Shore Community Bank & Trust Company, in the 13th floor offices of Wayne Hummer Investments in downtown Chicago and the Community Bank of Downers Grove, a branch of Hinsdale Bank & Trust Company. Subsequent to the end of the quarter we opened our newest de novo bank, Beverly Bank & Trust Company, in the Beverly community of Chicago and the Gurnee Community Bank, a branch of Libertyville Bank & Trust Company, in Gurnee. Wintrust’s key operating measures and growth rates for 2004 as compared to the prior year are shown in the table below:

	Three Months	Three Months
	Ended	Ended	% or
	March 31,	March 31,	basis point (bp)
(Dollars in thousands, except per share data)	2004	2003	Change
Net income	$11,594	$8,263	40%
Net income per common share – Diluted	$0.54	$0.45	20%
Net revenue (1)	$55,194	$44,347	24%
Net interest income	$36,508	$26,604	37%
Net interest margin (4)	3.26%	3.15%	11	bp
Core net interest margin (2) (4)	3.39%	3.26%	13	bp
Net overhead ratio (3)	1.27%	1.21%	6	bp
Return on average assets	0.94%	0.89%	5	bp
Return on average equity	13.10%	14.51%	(141	)bp
At end of period
Total assets	$4,962,773	$3,914,995	27%
Total loans	$3,464,741	$2,628,480	32%
Total deposits	$4,072,345	$3,270,295	25%
Total equity	$369,008	$238,905	54%
Book value per common share	$18.26	$13.75	33%
Market price per common share	$48.63	$28.60	70%
Common shares outstanding	20,213,271	17,371,140	16%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt - Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions and Stock Offering – Impacting Comparative Financial Results

     On February 4, 2003, Wintrust completed (effective date of February 1, 2003) the acquisition of Lake Forest Capital Management Company (“LFCM”) based in Lake Forest, Illinois. LFCM was merged into Wayne Hummer Asset Management Company, Wintrust’s existing asset management subsidiary. LFCM further expands our wealth management business in the Chicago metropolitan area.

     On September 26, 2003, Wintrust announced the completion of the sale of 1,377,108 common shares, including the underwriters’ over-allotment option, of common stock in connection with the Company’s underwritten public offering. The offering was priced at $35.80 per share, and all of the shares were newly issued. Net proceeds to the Company from the sale, after deducting the underwriting discount and estimated offering expenses, were approximately $46.1 million.

     On October 1, 2003, Wintrust announced the completion of its acquisition of 100% of the ownership interest of Advantage National Bancorp, Inc. (“Advantage”) in a stock merger transaction. Advantage is the parent company of Advantage National Bank that has locations in Elk Grove Village and Roselle, Illinois. Advantage National Bank is a de novo bank that began operations in January, 2001 and had total assets of approximately $191 million as of March 31, 2004.

     On December 5, 2003, Wintrust announced the completion (effective date of December 1, 2003) of its acquisition of 100% of the ownership interest of Village Bancorp, Inc. (“Village”) in a stock merger transaction. Village is the parent company of Village Bank and Trust–Arlington Heights (“Village Bank”) that has locations in Arlington Heights and Prospect Heights, Illinois. Village Bank began operations as a de novo bank in 1995 and had total assets of approximately $130 million as of March 31, 2004.

     The results of operations of LFCM, Advantage and Village are included only since their respective effective dates of acquisition in Wintrust’s 2003 results.

Financial Overview

     Total assets rose to $4.96 billion at March 31, 2004, an increase of $1.05 billion, or 27%, compared to $3.91 billion a year ago. Total deposits as of March 31, 2004 were $4.07 billion, an increase of $802 million, or 25%, as compared to $3.27 billion at March 31, 2003. Total loans grew to $3.46 billion as of March 31, 2004, an $836 million, or 32%, increase over the $2.63 billion balance as of a year ago. Advantage and Village combined, contributed approximately $321 million, $270 million and $202 million of the total asset growth, total deposit growth and total loan growth, respectively.

     For the first quarter of 2004, net interest income totaled $36.5 million, increasing $9.9 million, or 37%, compared to the first quarter of 2003 and $2.8 million, or 34% on an annualized basis, over the fourth quarter of 2003. Average earning assets grew $1.08 billion over the first quarter of 2003, a 31% increase. Loans accounted for $760 million and liquidity management assets $322 million of the total average earning asset growth compared to the first quarter of 2003.

     The net interest margin for the first quarter of 2004 was 3.26%, compared to 3.15% in the first quarter of 2003 and 3.21% in the fourth quarter of 2003. The improvement in the first quarter of 2004 was due to an improvement in the loan-to-deposit ratio, compared to the fourth quarter of 2003.

     Non-interest income totaled $18.7 million in the first quarter of 2004, increasing $943,000, or 5%, compared to the first quarter of 2003. Non-interest expense totaled $34.3 million in the first quarter of 2004, increasing $5.3 million, or 18.5%, over the first quarter of 2003. The net overhead ratio for the first quarter of 2004 was 1.26% compared to 1.21% for the first quarter of 2003.

     Non-performing assets totaled $20.7 million, or 0.42% of total assets, at March 31, 2004, compared to $24.1 million, or 0.51% of total assets, at December 31, 2003 and $13.4 million, or 0.34% of total assets, at March 31, 2003. Asset quality continues to remain at relatively good levels and the monitoring and collection of the non-performing loans is very manageable.

     Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its ten suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located primarily in high income retail markets — Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights and Beverly Bank & Trust Company in Chicago. The banks also operate facilities in Cary, Chicago, Clarendon Hills, Glencoe, Gurnee, Highland Park, Highwood, Hoffman Estates, Lake Bluff, McHenry, Prospect Heights, Riverside, Roselle, Skokie, Wauconda, Western Springs and Winnetka, Illinois. Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ three proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

     Currently, Wintrust operates a total of 40 banking offices and is in the process of constructing several additional branch facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2004	2003
Selected Financial Condition Data (at end of period):
Total assets	$4,962,773	$3,914,995
Total loans	3,464,741	2,628,480
Total deposits	4,072,345	3,270,295
Long-term debt – trust preferred securities	98,963	51,004
Total shareholders’ equity	369,008	238,905

Selected Statements of Income Data:
Net interest income	$36,508	$26,604
Net revenue (1)	55,194	44,347
Income before taxes	18,373	12,795
Net income	11,594	8,263
Net income per common share – Basic	0.58	0.48
Net income per common share – Diluted	0.54	0.45

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (5)	3.26%	3.15%
Core net interest margin (2)(5)	3.39	3.26
Non-interest income to average assets	1.51	1.92
Non-interest expense to average assets	2.77	3.12
Net overhead ratio (3)	1.27	1.21
Efficiency ratio (4) (5)	62.82	65.46
Return on average assets	0.94	0.89
Return on average equity	13.10	14.51
Average total assets	$4,939,456	$3,757,564
Average total shareholders’ equity	355,841	230,928
Average loans to average deposits ratio	87.1%	85.5%

Common Share Data at end of period:
Market price per common share	$48.63	$28.60
Book value per common share	$18.26	$13.75
Common shares outstanding	20,213,271	17,371,140
Other Data at end of period:
Allowance for loan losses	$27,083	$19,773
Non-performing assets	$20,673	$13,405
Allowance for loan losses to total loans	0.78%	0.75%
Non-performing assets to total assets	0.42%	0.34%
Number of:
Bank subsidiaries	9	7
Non-bank subsidiaries	7	7
Banking offices	38	32

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	March 31,	December 31,	March 31,
(In thousands)	2004	2003	2003
Assets
Cash and due from banks	$109,680	$111,929	$78,858
Federal funds sold and securities purchased under resale agreements	298,200	56,620	331,640
Interest-bearing deposits with banks	5,098	6,228	4,870
Available-for-sale securities, at fair value	702,810	906,881	504,190
Trading account securities	4,629	3,669	5,777
Brokerage customer receivables	32,851	33,912	35,405
Mortgage loans held-for-sale	34,912	24,041	96,350
Loans, net of unearned income	3,464,741	3,297,794	2,628,480
Less: Allowance for loan losses	27,083	25,541	19,773

Net loans	3,437,658	3,272,253	2,608,707
Premises and equipment, net	162,310	156,714	121,068
Accrued interest receivable and other assets	122,561	123,063	95,939
Goodwill	48,665	48,490	29,515
Other intangible assets	3,399	3,598	2,676

Total assets	$4,962,773	$4,747,398	$3,914,995

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$362,643	$360,666	$313,207
Interest bearing	3,709,702	3,515,955	2,957,088

Total deposits	4,072,345	3,876,621	3,270,295
Notes payable	1,000	26,000	46,975
Federal Home Loan Bank advances	194,023	144,026	140,000
Subordinated notes	50,000	50,000	25,000
Other borrowings	49,165	78,069	41,668
Long-term debt - trust preferred securities	98,963	96,811	51,004
Accrued interest payable and other liabilities	128,269	126,034	101,148

Total liabilities	4,593,765	4,397,561	3,676,090

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	20,213	20,066	17,371
Surplus	247,254	243,626	157,499
Common stock warrants	1,009	1,012	1,031
Retained earnings	101,875	92,301	63,842
Accumulated other comprehensive loss	(1,343)	(7,168)	(838)

Total shareholders’ equity	369,008	349,837	238,905

Total liabilities and shareholders’ equity	$4,962,773	$4,747,398	$3,914,995

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2004	2003
Interest income
Interest and fees on loans	$48,450	$40,591
Interest bearing deposits with banks	26	29
Federal funds sold and securities purchased under resale agreements	151	389
Securities	9,778	5,835
Trading account securities	35	38
Brokerage customer receivables	314	357

Total interest income	58,754	47,239

Interest expense
Interest on deposits	17,729	17,102
Interest on Federal Home Loan Bank advances	1,621	1,457
Interest on notes payable and other borrowings	746	704
Interest on subordinated notes	702	444
Interest on long-term debt - trust preferred securities	1,448	928

Total interest expense	22,246	20,635

Net interest income	36,508	26,604
Provision for loan losses	2,564	2,641

Net interest income after provision for loan losses	33,944	23,963

Non-interest income
Wealth management fees	8,473	5,951
Gains on mortgage loans sold	2,124	4,598
Service charges on deposit accounts	973	855
Gain on sale of premium finance receivables	1,475	1,162
Administrative services revenue	942	1,091
Net available-for-sale securities gains	852	386
Other	3,847	3,700

Total non-interest income	18,686	17,743

Non-interest expense
Salaries and employee benefits	20,779	17,450
Equipment expense	2,169	1,842
Occupancy, net	2,178	1,898
Data processing	1,302	1,053
Advertising and marketing	724	539
Professional fees	968	782
Amortization of other intangible assets	200	139
Other	5,937	5,208

Total non-interest expense	34,257	28,911

Income before taxes	18,373	12,795
Income tax expense	6,779	4,532

Net income	$11,594	$8,263

Net income per common share – Basic	$0.58	$0.48

Net income per common share – Diluted	$0.54	$0.45

Cash dividends declared per common share	$0.10	$0.08

Weighted average common shares outstanding	20,148	17,308
Dilutive potential common shares	1,328	1,124

Average common shares and dilutive common shares	21,476	18,432

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

In accordance with new SEC rules required by the Sarbanes-Oxley Act of 2002 regarding the use of financial measures and ratios not calculated in accordance with generally accepted accounting principles (“GAAP”), a reconciliation must be provided that shows these measures and ratios calculated according to GAAP and a statement why management believes these measures and ratios provide a more accurate view of performance.

Certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more complete view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency for comparative purposes. Other financial holding companies may define or calculate these measures and ratios differently. See the table below for supplemental data and the corresponding reconciliation to GAAP financial measures for the three month periods ended March 31, 2004 and 2003.

Management reviews yields on certain asset categories and the net interest margin of the Company, and its banking subsidiaries, on a fully taxable-equivalent basis (“FTE”). In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.

Management also evaluates the net interest margin excluding the interest expense associated with the Company’s Long-term Debt – Trust Preferred Securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more accurate view of the operational net interest margin of the Company.

	Three Months Ended
	March 31,
(Dollars in thousands)	2004	2003
(A) Interest income (GAAP)	$58,754	$47,239
Taxable-equivalent adjustment – Loans	104	141
Taxable-equivalent adjustment – Liquidity management assets	69	61
Taxable-equivalent adjustment – Other earning assets	14	—

Interest income – FTE	$58,941	$47,441
(B) Interest expense (GAAP)	22,246	20,635

Net interest income – FTE	$36,695	$26,806

(C) Net interest income (GAAP) (A minus B)	$36,508	$26,604
Net interest income – FTE	$36,695	$26,806
Add: Interest expense on long-term debt – trust preferred securities, net	1,396	928

Core net interest income – FTE (1)	$38,091	$27,734

(D) Net interest margin (GAAP)	3.24%	3.13%
Net interest margin – FTE	3.26%	3.15%
Core net interest margin — FTE (1)	3.39%	3.26%
(E) Efficiency ratio (GAAP)	63.04%	65.76%
Efficiency ratio – FTE	62.82%	65.46%

(1)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2004	2003	2003	2003 (1)	2003
Balance:
Commercial and commercial real estate	$1,751,364	$1,648,022	$1,314,493	25.2%	33.2%
Home equity	483,367	466,812	395,056	14.3	22.4
Residential real estate	177,514	173,625	135,940	9.0	30.6
Premium finance receivables	783,666	746,895	532,162	19.8	47.3
Indirect auto loans	177,580	174,071	169,311	8.1	4.9
Tricom finance receivables	23,061	25,024	24,416	(31.6)	(5.6)
Other loans	68,189	63,345	57,102	30.8	19.4

Total loans, net of unearned income	$3,464,741	$3,297,794	$2,628,480	20.4%	31.8%

Mix:
Commercial and commercial real estate	50%	50%	50%
Home equity	14	14	15
Residential real estate	5	5	5
Premium finance receivables	23	23	20
Indirect auto loans	5	5	7
Tricom finance receivables	1	1	1
Other loans	2	2	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

DEPOSITS

				% Growth
				From	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2004	2003	2003	2003 (1)	2003
Balance:
Non-interest bearing	$362,644	$360,666	$313,207	2.2%	15.8%
NOW	424,821	407,803	347,938	16.8	22.1
Brokerage customer deposits (2)	337,519	338,479	252,223	(1.1)	33.8
Money market	480,918	470,849	416,698	8.6	15.4
Savings	187,285	183,394	155,228	8.5	20.7
Time certificate of deposits	2,279,158	2,115,430	1,785,001	31.1	27.7

Total deposits	$4,072,345	$3,876,621	$3,270,295	20.3%	24.5%

Mix:
Non-interest bearing	9%	9%	9%
NOW	10	10	11
Brokerage customer deposits (2)	8	9	8
Money market	12	12	13
Savings	5	5	5
Time certificate of deposits	56	55	54

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments at the Company’s subsidiary banks.

NET INTEREST INCOME

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three-month periods ended March 31, 2004 and 2003:

	For the Three Months Ended			For the Three Months Ended
	March 31, 2004			March 31, 2003
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,037,431	$10,024	3.89%	$715,337	$6,314	3.58%
Other earning assets (2) (3)	37,034	363	3.94	41,221	395	3.89
Loans, net of unearned income (2) (4) (8)	3,455,089	48,554	5.65	2,695,146	40,732	6.13

Total earning assets (8)	$4,529,554	$58,941	5.23%	$3,451,704	$47,441	5.57%

Allowance for loan losses	(26,556)			(19,079)
Cash and due from banks	106,688			74,653
Other assets	329,770			250,286

Total assets	$4,939,456			$3,757,564

Interest-bearing deposits	$3,610,222	$17,729	1.98%	$2,851,643	$17,102	2.43%
Federal Home Loan Bank advances	164,904	1,621	3.95	140,000	1,457	4.22
Notes payable and other borrowings	200,230	746	1.50	92,018	704	3.10
Subordinated notes	50,000	702	5.55	25,000	444	7.10
Long-term debt – trust preferred securities	98,582	1,448	5.88	50,893	928	7.29

Total interest-bearing liabilities	$4,123,938	$22,246	2.17%	$3,159,554	$20,635	2.65%

Non-interest bearing deposits	357,434			298,977
Other liabilities	102,243			68,105
Equity	355,841			230,928

Total liabilities and shareholders’ equity	$4,939,456			$3,757,564

Interest rate spread (5) (8)			3.06%			2.92%
Net free funds/contribution (6)	$405,616		0.20	$292,150		0.23

Net interest income/Net interest margin (8)		$36,695	3.26%		$26,806	3.15%

Core net interest margin (7) (8)			3.39%			3.26%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the quarters ended March 31, 2004 and 2003 were $187,000 and $202,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income includes mortgages held for sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended March 31, 2004 totaled $36.7 million, an increase of $9.9 million, or 37%, as compared to the $26.8 million recorded in the same quarter of 2003. Average loans in the first quarter of 2004 increased $760 million, or 28%, over the first quarter of 2003.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the first quarter of 2004 the net interest margin was 3.26%, an increase of 11 basis points when compared to the net interest margin of 3.15% in the prior year first quarter, and a 5 basis point increase when compared to the net interest margin of 3.21% in the fourth quarter of 2003. The core net interest margin, which excludes the interest expense related to Wintrust’s Long-term Debt - Trust Preferred Securities, was 3.39% for the first quarter of 2004 an increase of 13 basis points when compared to the prior year first quarter’s core net interest margin of 3.26%.

The yield on total earning assets for the first quarter of 2004 was 5.23% as compared to 5.57% in 2003 and 5.24% in the fourth quarter of 2003. The decrease of 34 basis points from the first quarter of 2003 resulted primarily from the effects of demand and the market rates on loans. The first quarter 2004 yield on loans was 5.65%, a 48 basis point decrease when compared to the prior year first quarter yield of 6.13% and a 10 basis point decrease compared to the fourth quarter of 2003. Average loans comprised approximately 76% of total average earning assets in the first quarter of 2004 compared to 78% in the first quarter of 2003. The Company strives to maintain an average loan to average deposit ratio between 85-90%. During the first quarter of 2004 (compared to the first quarter of 2003), total average deposits grew $817 million while average loans grew $760 million, causing the average loan to average deposit ratio to rise to 87.1%. The higher loan-to-deposit ratio related to the balance sheet growth over the last 12 months had a positive impact on the net interest margin. The Company continues to see healthy loan demand in non-residential mortgage related categories. Loan growth of $262 million in the first quarter of 2004, compared to the fourth quarter of 2003, was comprised mainly of $131 million of commercial and commercial real estate and $97 million of premium finance receivables.

The rate paid on interest-bearing deposits declined 45 basis points to 1.98% in the first quarter of 2004 compared to the first quarter of 2003. This decrease helped improve the net interest rate spread by 13 basis points in the first quarter of 2004 when compared to the first quarter of 2003. The rate paid on interest-bearing deposits declined by 2 basis points when compared to the fourth quarter of 2003, indicating that a low point may have been reached for deposit pricing in the current interest rate cycle. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes and other borrowings, declined to 2.96% in the first quarter of 2004 compared to 4.10% in the first quarter of 2003 as a result of the heavier use of lower rate, short-term funding in the first quarter of 2004. The Company utilizes these borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position, funding at the Wayne Hummer Companies and for general corporate purposes.

The $9.9 million increase in net interest income for the first quarter of 2004 compared to the first quarter of 2003, was primarily attributable to $10.4 million related to increased volumes offset by a $765,000 negative impact due to changes in rates. The $2.8 million increase in net interest income compared to the fourth quarter of 2003, was primarily attributable to $4.1 million related to increased volumes offset by a $912,000 negative impact due to changes in rates.

NON-INTEREST INCOME

For the first quarter of 2004, non-interest income totaled $18.7 million and increased $943,000 compared to the prior year first quarter. The increase in non-interest income is primarily a result of increased revenue from wealth management, higher gain on sale of premium finance receivables and higher net available-for-sale securities gains offset by lower gains on mortgage loans sold. The acquisitions of Advantage and Village helped offset the decline in gains on mortgage loans sold. The acquisitions contributed $464,000 ($83,000 in service charges on deposits, $35,000 in net available-for-sale securities gains and $346,000 in other) in the first quarter of 2004. Non-interest income as a percentage of net revenue decreased to 34% in the first quarter of 2004, down from 40% in the first quarter of 2003.

The following table presents non-interest income by category for the three months ended March 31, 2004 and 2003:

	Three Months Ended
	March 31,
			$	%
(Dollars in thousands)	2004	2003	Change	Change
Brokerage	$6,295	$4,337	1,958	45.1
Trust and asset management	2,178	1,614	564	34.9

Total wealth management	8,473	5,951	2,522	42.4

Gains on mortgage loans sold	2,124	4,598	(2,474)	(53.8)
Service charges on deposit accounts	973	855	118	13.8
Gain on sale of premium finance receivables	1,475	1,162	313	26.9
Administrative services revenue	942	1,091	(149)	(13.7)
Net available-for-sale securities gains	852	386	466	120.7
Other:
Fees from covered call options	2,175	2,144	31	1.4
Bank Owned Life Insurance	509	410	99	24.1
Miscellaneous	1,163	1,146	17	1.5

Total other	3,847	3,700	147	4.0

Total non-interest income	$18,686	$17,743	943	5.3

Wealth management fees are comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at the Wayne Hummer Companies (including LFCM). Wealth management fees totaled $8.5 million in the first quarter of 2004, a $2.5 million increase from the $6.0 million recorded in the first quarter of 2003. Additionally, wealth management fees increased $271,000 when compared to the fourth quarter of 2003, the fourth consecutive quarter of improvement.

Gains on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended March 31, 2004, these gains totaled $2.1 million, a decrease of $2.5 million, or 54%, from the prior year first quarter and a $565,000 increase from the fourth quarter of 2003. As previously disclosed the level of refinancing activity declined significantly in the fourth quarter of 2003. Re-financings picked up slightly in the first quarter of 2004 as mortgage rates briefly declined, causing the increase in gains in the first quarter of 2004 compared to the fourth quarter of 2003. These gains are a continuous source of revenue. However, given the current level of rates, it is anticipated that they will continue at levels in future quarters of 2004 similar to the fourth quarter of 2003.

Service charges on deposit accounts totaled $973,000 for the first quarter of 2004, an increase of $118,000, or 14%, when compared to the same quarter of 2003. This increase was mainly due to $83,000 from Advantage and Village in the first quarter of 2004 and a larger deposit base and a greater number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

As a result of continued strong loan originations of premium finance receivables, Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution in the first quarter of 2004 and recognized gains of $1.5 million related to this activity, compared with $1.2 million of recognized gains in the first quarter of 2003. Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the first quarter of 2004, the ratio was approximately 87%. Consistent with Wintrust’s strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

The administrative services revenue contributed by Tricom added $942,000 to total non-interest income in the first quarter of 2004, a decrease of $149,000 from the first quarter of 2003. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue decrease, when compared to the first quarter of 2003 is primarily attributable to competitive rate pressures in the industry. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

Other non-interest income for the first quarter of 2004 totaled $3.8 million compared to $3.7 million in the first quarter of 2003. Premium income from certain covered call option transactions totaled $2.2 million in the first quarter of 2004 compared to $2.1 million in the same period of 2003. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2004 totaled $34.3 million and increased $5.3 million, or 18%, from the first quarter 2003 total of $28.9 million. The increase in non-interest expense, particularly salaries and employee benefits, over the first quarter of 2003, reflects the continued growth and expansion of the banks with additional branches, the growth in the premium finance business, and the addition of Advantage and Village. The bank acquisitions contributed $2.0 million ($1.0 million in salaries and benefits and $1.0 million in all other categories) in the first quarter of 2004.

The following table presents non-interest expense by category for the three months ended March 31, 2004 and 2003:

	Three Months Ended
	March 31,
			$	%
(Dollars in thousands)	2004	2003	Change	Change
Salaries and employee benefits	$20,779	$17,450	3,329	19.1
Equipment	2,169	1,842	327	17.8
Occupancy, net	2,178	1,898	280	14.8
Data processing	1,302	1,053	249	23.6
Advertising and marketing	724	539	185	34.3
Professional fees	968	782	186	23.8
Amortization of other intangibles	200	139	61	43.9
Other:
Commissions – 3rd party brokers	1,012	620	392	63.2
Loan expenses	378	598	(220)	(36.8)
Postage	625	559	66	11.8
Miscellaneous	3,922	3,431	491	14.3

Total other	5,937	5,208	729	14.0

Total non-interest expense	$34,257	$28,911	5,349	18.5

Salaries and employee benefits totaled $20.8 million for the first quarter of 2004, an increase of $3.3 million, or 19%, as compared to the prior year’s first quarter total of $17.5 million. This increase was primarily due to increases in salaries and employee benefit costs as a result of continued growth and expansion of the banking franchise, normal annual increases in salaries and the employee benefit costs and the Advantage and Village salary and employee benefit costs, offset by lower commissions in the first quarter of 2004 associated with decreased mortgage loan origination activity.

The remaining categories of non-interest expense, such as occupancy costs, equipment expense, professional fees and other, increased $2.0 million over the prior year first quarter. $1.0 million of this increase was directly attributable to the acquisitions of Advantage and Village.

ASSET QUALITY

Allowance for Loan Losses

A reconciliation of the activity in the balance of the allowance for loan losses for the three months ended March 31, 2004 and 2003 is shown as follows:

	Three Months Ended
	March 31,
(Dollars in thousands)	2004	2003
Balance at beginning of period	$25,541	$18,390
Provision for loan losses	2,564	2,641
Charge-offs:
Commercial and commercial real estate loans	729	445
Home equity loans	—	—
Residential real estate loans	—	—
Consumer and other loans	146	103
Premium finance receivables	355	673
Indirect automobile loans	110	216
Tricom finance receivables	—	—

Total charge-offs	1,340	1,437

Recoveries:
Commercial and commercial real estate loans	140	43
Home equity loans	—	—
Residential real estate loans	—	—
Consumer and other loans	32	23
Premium finance receivables	103	67
Indirect automobile loans	43	42
Tricom finance receivables	—	4

Total recoveries	318	179

Net charge-offs	(1,022)	(1,258)

Balance at March 31	$27,083	$19,773

Annualized net charge-offs (recoveries) as a percentage of average:
Commercial and commercial real estate loans	0.14%	0.13%
Home equity loans	—	—
Residential real estate loans	—	—
Consumer and other loans	0.70	0.57
Premium finance receivables	0.12	0.45
Indirect automobile loans	0.15	0.40
Tricom finance receivables	—	(0.07)

Total loans, net of unearned income	0.12%	0.19%

Net charge-offs as a percentage of the provision for loan losses	39.82%	47.63%

Loans at March 31	$3,464,741	$2,628,480
Allowance as a percentage of loans at period-end	0.78%	0.75%

Past Due Loans and Non-performing Assets

The following table sets forth Wintrust’s non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2004	2003	2003
Past Due greater than 90 days and still accruing:
Residential real estate and home equity	$—	$—	$13
Commercial, consumer and other	614	1,024	2,053
Premium finance receivables	2,777	3,439	1,574
Indirect automobile loans	192	313	399
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	3,583	4,776	4,039

Non-accrual loans:
Residential real estate and home equity	1,723	3,217	375
Commercial, consumer and other	8,210	9,646	2,053
Premium finance receivables	6,654	5,994	5,694
Indirect automobile loans	100	107	246
Tricom finance receivables	13	—	14

Total non-accrual	16,700	18,964	8,382

Total non-performing loans:
Residential real estate and home equity	1,723	3,217	388
Commercial, consumer and other	8,824	10,670	4,106
Premium finance receivables	9,431	9,433	7,268
Indirect automobile loans	292	420	645
Tricom finance receivables	13	—	14

Total non-performing loans	20,283	23,740	12,421

Other real estate owned	390	368	984

Total non-performing assets	$20,673	$24,108	$13,405

Total non-performing loans by category as a percent of its own respective category:
Residential real estate and home equity	0.26%	0.48%	0.07%
Commercial, consumer and other	0.48	0.63	0.30
Premium finance receivables	1.20	1.26	1.37
Indirect automobile loans	0.16	0.24	0.38
Tricom finance receivables	0.06	—	0.06

Total non-performing loans	0.59%	0.72%	0.47%

Total non-performing assets as a percentage of total assets	0.42%	0.51%	0.34%

Allowance for loan losses as a percentage of non-performing loans	133.53%	107.59%	159.19%

The provision for loan losses totaled $2.6 million for the first quarter of 2004 and 2003. For the quarter ended March 31, 2004 net charge-offs totaled $1.0 million, down from the $1.3 million of net charge-offs recorded in the same period of 2003. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.12% in the first quarter of 2004 from 0.19% in the same period in 2003.

Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Non-performing Residential Real Estate and Home Equity

The non-performing residential real estate and home equity loans totaled $1.7 million at March 31, 2004. The balance declined $1.5 million from December 31, 2003. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.

Non-performing Commercial, Consumer and Other

The commercial, consumer and other non-performing loan category totaled $8.8 million as of March 31, 2004. The balance in this category decreased $1.9 million from December 31, 2003. Management does not expect any material losses from the resolution of any of the relatively small number of credits in this category.

Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of March 31, 2004 and 2003, and the amount of net charge-offs for the periods then ended.

(Dollars in thousands)	March 31, 2004	March 31, 2003
Non-performing premium finance receivables	$9,431	$7,268
- as a percent of premium finance receivables outstanding	1.20%	1.37%
Net charge-offs of premium finance receivables	$252	$606
- annualized as a percent of average premium finance receivables	0.12%	0.45%

The level of non-performing premium finance receivables as a percent of total premium finance receivables is down from the prior year-end level and the level reported at March 31, 2003. As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $292,000 at March 31, 2004, compared to $645,000 at March 31, 2003. The ratio of these non-performing loans to total indirect automobile loans was 0.16% at March 31, 2004 compared to 0.38% at March 31, 2003. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect automobile loans were 0.15% for the quarter ended March 31, 2004 compared to 0.40% in the same period in 2003. The level of non-performing and net charge-offs of indirect automobile loans continues to be below standard industry ratios for this type of lending.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust’s financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, lower than anticipated residential mortgage loan originations, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisitions of Advantage National Bancorp, Inc. and Village Bancorp, Inc. with Wintrust, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

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